                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 29th day of April, 1998, by and among BLACKSTONE ENTERTAINMENT, LLC, a Massachusetts limited liability company (the "Seller"), the members of the Seller listed on Schedule A hereto (the "Members"), for the specific limited purposes set forth in this Agreement, DLC ACQUISITION CORP., a Delaware corporation (the "Buyer"), and SFX ENTERTAINMENT, INC., a Delaware corporation and corporate parent of the Buyer ("SFX").

                                  WITNESSETH:

         WHEREAS, the Seller is in the ticketing and concert production and promotion business (the "Business"), which Business includes the operation of the Great Woods concert facility ("Great Woods"), and the Harborlights concert facility ("Harborlights");

         WHEREAS, the Members own one hundred percent (100%) of the outstanding membership interests in the Seller, in the respective percentages set forth opposite each Member's name on Schedule B hereto; and

         WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, substantially all of the assets of the Seller, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto hereby agree as follows:

         1. PURCHASE AND SALE.

         1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 4.1 hereof), the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets of the Seller (other than the Excluded Assets specified in Section 1.2 hereof) (all of which assets are hereinafter referred to collectively as the "Acquired Assets").

         1.2. Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Seller is not selling and the Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (collectively, the "Excluded Assets"):

              (a) any of the Seller's right, title and interest under that certain lease of the office building located at 36 Bay State Road, Cambridge, Massachusetts 02138 (the "Cambridge Office Building"), presently occupied by the Seller (the "Existing Cambridge Office Lease"), which Existing Cambridge Office Lease will be terminated as provided in Section 5.5 hereof;

              (b) the Seller's beneficial interests in those certain nightclubs located in Boston, Massachusetts and listed on Schedule 1.2(b) hereto; provided, that the Buyer is satisfied at Closing that such nightclubs will not compete in any material respect with the Buyer's efforts to attract performing artists;

              (c) the name "Blackstone";

              (d) the name "Don Law Company" following the termination of the Employment/Management Agreement (as defined in Section 5.1 hereof);

              (e) the land and improvements located in Mansfield, Massachusetts and more particularly described and denoted on Schedule 1.2(e) hereto, which land and improvements have been designated for the so-called "Great Waves" water park facility (the "Water Park");

              (f) any Permits (as defined in Section 6.11 hereof) not transferable by the Seller to the Buyer;

              (g) any contracts or agreements designated on Schedule 6.16 hereto as not being material to the Business which the Seller is unable to transfer to the Buyer at Closing (the "Excluded Contracts");

              (h) if elected by the Buyer pursuant to Section 5.9 hereof, the Seller's right, title and interest under that certain lease of the Harborlights facility located in Boston, Massachusetts (the "Harborlights Lease"), together with any and all other assets of the Seller utilized exclusively with respect to the Harborlights Lease (collectively, the "Harborlights Assets"); and

              (i) the name "Great Waves."

         2. ASSUMPTION OF OBLIGATIONS. At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, all of the obligations and liabilities of the Seller of any nature, fixed or contingent, known or unknown, including, without limitation, all obligations and liabilities of the Seller under the Employee Benefit Plans (as defined in Section 6.17 hereof), and under all of the Seller's contracts and agreements which are not Excluded Contracts (collectively, the "Assumed Obligations"), but which Assumed Obligations shall specifically exclude any of the foregoing related to the Excluded Assets (it being agreed, however, that such exclusion shall not apply to any of the foregoing obligations and liabilities which shall exist as of the Closing Date related to the Excluded Assets under Sections 1.2(a) and (g) hereof, and under Section 1.2(h) in the event the Harborlights Assets are Excluded Assets, which obligations and liabilities shall be included in the Assumed Obligations).

         3. PURCHASE PRICE.

         3.1. Purchase Price. The aggregate purchase price for the Acquired Assets shall equal $80,000,000, subject to adjustment in accordance with
Section 3.3 hereof, plus the amount of the Assumed Obligations (the "Purchase Price"). SFX shall cause the Purchase Price (other than the Assumed Obligations) to be paid by the Buyer as follows: (a) $100,000 has been paid by the Buyer as a non-refundable deposit ("Deposit") upon the execution of this Agreement (which Deposit is non-refundable under all circumstances); (b) a portion of the balance of the Purchase Price, in an amount not less than $64,000,000 (plus the amount of any positive Net Working Capital Amount (as defined in Section 3.3(b) hereof)), as determined by the Buyer within ten (10) days prior to the Closing, shall be paid at the Closing by certified or bank check or wire transfer pursuant to wire transfer instructions furnished by the Seller (such portion being referred to herein as the "Cash Portion"); and (c) in the event that the Buyer elects not to pay the entire Purchase Price in cash as provided in clause (b) above (such portion not so paid being referred to herein as the "Non-Cash Portion"), the Non-Cash Portion shall be paid by SFX's delivering to the Seller, at the Closing, such number of unregistered shares of SFX's Class A Common Stock, $.01 par value per share (the "Class A Stock") (the certificates for which shall bear a usual and customary legend restricting transfer under securities laws, and a legend denoting restrictions under the Registration Rights Agreement (as defined in Section 5.4 hereof)), determined as hereinafter provided. The number of shares of Class A Stock (the "Stock Portion") shall equal the quotient obtained by dividing (i) the Non-Cash Portion, by (ii) $30.0875 (the "Per Share Price"). Notwithstanding the foregoing, the Purchase Price and the Cash Portion may be reduced in accordance with Section 5.9 hereof.

         3.2. Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in the manner mutually determined by the Seller and the Buyer prior to the Closing; provided, that in all events, the allocation of the Purchase Price shall be consistent (in a manner reasonably acceptable to Mugar MLW LLC) with the valuations used to adjust the bases of property under Sections 743(b) and 754 of the Internal Revenue Code of 1986, as amended (the "Code"), upon the transfer of membership interests in the Seller to Mugar MLW LLC in October 1997. At the Closing, the Buyer and the Seller shall duly execute and deliver certificate setting forth the foregoing allocation (the "Allocation Certificate"). The Buyer and the Seller shall report the purchase and sale of the Acquired Assets, including, without limitation, in all federal, foreign, state, local and other tax returns prepared and filed by or for either of the Buyer or the Seller, in accordance with the basis set forth in the Allocation Certificate.

         3.3. Adjustment to Purchase Price.

              (a) If (i) the Net Working Capital Amount (as determined in accordance with Section 3.3(b) hereof) is a negative number, the Purchase Price payable at the Closing shall be reduced by the amount thereof, and (ii) the Net Working Capital Amount is a positive number, the Purchase Price payable at the Closing shall be increased by the amount thereof. Any increase or decrease in the Purchase Price in accordance with this Section 3.3 shall be made to the Cash Portion.

              (b) Within ten (10) days prior to the Closing, the Seller shall cause to be prepared and delivered to the Buyer (i) a pro forma balance sheet of the Seller (the "Closing Balance Sheet") as of the close of business on the Closing Date (referred to herein as the "Calculation Date"), prepared in accordance with GAAP (as defined in
         Section 11 hereof), and (ii) a certificate of the chief financial officer of the Seller, certifying (A) that the Closing Balance Sheet was prepared on the basis described in clause (i) above, and (B) the amount of Net Working Capital (as defined in Section 11 hereof) of the Seller as of the Calculation Date (the "Net Working Capital Amount"). The Buyer shall have five (5) days after its receipt of the Closing Balance Sheet (the "Review Period") to review same and the Seller's calculation of the Net Working Capital Amount, and to notify the Seller of its agreement or disagreement with Seller's calculation of the Net Working Capital Amount. If the Buyer does not notify the Seller within the Review Period that it disagrees with all or any part of the Seller's calculation of the Net Working Capital Amount, then the Net Working Capital Amount so determined by the Seller shall be deemed conclusive and binding upon the parties for all purposes of this Agreement. If, however, the Buyer objects in a timely manner as aforesaid, then the parties shall promptly endeavor to agree, within the five (5) day period prior to the Closing (the "Resolution Period"), on the disputed portion of the Net Working Capital Amount (the "Disputed Amount"). If the Buyer and the Seller are unable during the Resolution Period to agree on the Disputed Amount, then an amount of cash equal to the Disputed Amount shall be deposited into escrow by the Buyer pursuant to a mutually agreeable escrow agreement pending resolution of the Disputed Amount as follows. Within ten (10) days after the Closing, the Seller and the Buyer shall select a nationally recognized independent accounting firm (other than the Seller's independent accountants and the Buyer's independent accountants) to resolve the Disputed Amount, which firm shall conclusively resolve the Disputed Amount within thirty (30) days thereafter. Upon resolution of the Disputed Amount by such accounting firm, the Disputed Amount shall either be retained by the Buyer or remitted to the Seller, as appropriate. The fees and expenses of such accounting firm shall be paid jointly by the Buyer and the Seller.

         4. CLOSING.

         4.1. Time and Place. The closing of the purchase and sale of the Acquired Assets (the "Closing") shall be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 a.m. on July 1, 1998, or at such other time and place as the Buyer and the Seller may mutually agree, subject to the provisions of Section 16 hereof; provided, however, that if as of July 1, 1998 the Seller shall not have entered into a new lease for Harborlights on terms and conditions acceptable to the Buyer, then, at the Buyer's option, so long as all of the respective conditions to Closing of the parties have been satisfied as of such date, the Closing may be extended to August 1, 1998, in which case the Buyer shall make an election in accordance with Section 5.9 hereof. The Closing shall be deemed to be effective for purposes of this Agreement as of the close of business on the day immediately preceding the date on which the Closing is actually held hereunder, which for all purposes of this Agreement shall be deemed the "Closing Date."

         4.2. Transactions at Closing. At the Closing:

              (a) The Seller shall duly execute and deliver to the Buyer or its nominee such deeds, certificates of title and other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer all of the Sellers' right, title and interest in and to the Acquired Assets, free and clear of all liens and encumbrances except for Permitted Encumbrances (as defined in Section 6.12 hereof).

              (b) The Buyer shall, and SFX shall cause the Buyer to, deliver to the Seller the Purchase Price (Cash Portion and, if applicable, Stock Portion).

              (c) The Buyer shall duly execute and deliver to the Seller such instruments of assumption with respect to the Assumed Obligations as the Seller may reasonably request.

              (d) The Buyer and Donald F. Law, Jr. ("Law") shall duly execute and deliver the Employment/Management Agreement (as defined in Section
         5.1 hereof).

              (e) SFX shall have granted Law the initial Option (as defined in Section 5.2 hereof) pursuant to the Employment/Management Agreement.

              (f) SFX and Law shall duly execute and deliver the Non-Competition Agreement (as defined in Section 5.3 hereof).

              (g) If applicable, the Seller, the Members and SFX shall duly execute and deliver the Registration Rights Agreement (as contemplated by Section 5.4 hereof).

              (h) The Buyer and the Cambridge Office Building Owner (as defined in Section 5.5 hereof) shall duly execute and deliver the New Cambridge Office Lease (as defined in Section 5.5 hereof).

              (i) The Buyer and the Members shall duly execute and deliver the Repurchase Agreement (as defined in Section 5.6 hereof).

              (j) The Buyer and the Members shall duly execute and deliver the Access Agreement (as defined in Section 5.8 hereof).

         5. ANCILLARY MATTERS. At the Closing, the parties shall take (or cause to be taken) the following actions:

         5.1. Employment/Management Agreement. The Buyer, SFX and Law shall enter into an employment/management agreement upon mutually agreeable terms and conditions (the "Employment/Management Agreement"), but which shall specifically include the terms and conditions set forth on Exhibit A hereto.

         5.2. Stock Option. The Buyer shall grant to Law options (the "Options") pursuant to the Employment/Management Agreement as set forth on Exhibit A hereto.

         5.3. Non-Competition Agreement. SFX and Law shall duly execute and deliver a non-competition agreement upon mutually agreeable terms and conditions (the "Non-Competition Agreement"), but which shall specifically provide that (a) SFX shall restrict any of its and its Affiliates' employees who are presently responsible for the day-to-day operation and/or day-to-day management of the concert promotion business in the New York metropolitan area (the "Key SFX Employees") from participating in the management of any Acquired Assets utilized by the Buyer or SFX; (b) SFX and its Affiliates shall not sell or transfer (whether by stock sale, merger or consolidation, sale of assets, or otherwise) any of its assets in the states of Maine, Massachusetts and Rhode Island (including the Acquired Assets) to any Key SFX Employees; and (c) in the event that SFX or any of its Affiliates shall sell or transfer (whether by stock sale, merger or consolidation sale of assets or otherwise) any of its assets in the states of Maine, Massachusetts and Rhode Island (including the Acquired Assets) to any third Person other than a Key SFX Employee, SFX shall require, as a condition to any such sale or transfer, that the terms and conditions of such sale or transfer shall include a restriction prohibiting the particular buyer (or any subsequent buyer) from selling or transferring any of the purchased assets to any Key SFX Employee.

         5.4. Registration Rights Agreement. In the event that there is a Stock Portion comprising part of the Purchase Price, the Seller, the Members and SFX shall duly execute and deliver a registration rights agreement with respect to the shares of Class A Stock comprising the Stock Portion, upon mutually agreeable terms and conditions (the "Registration Rights Agreement"), but which shall specifically include the following: (a) a twelve (12) month lock-up period (provided that nothing shall prohibit the Seller and the Members from engaging in hedging and other derivative transactions or the like, or in other transactions with Affiliates); (b) a single demand registration right; (c) unlimited piggyback registration rights (which shall not be exercisable in the event disposition of the Members' Class A Stock is available under Rule 144 and 145 of the 1933 Act (as defined in Section 7.7 hereof)); and (d) usual and customary underwriting restrictions with respect to the foregoing demand and piggyback registration rights.

         5.5. New Cambridge Office Lease. The Buyer and the owner of the Cambridge Office Building (the "Cambridge Office Building Owner") shall duly execute and deliver a new lease for the Cambridge Office Building (the "New Cambridge Office Lease") upon mutually agreeable terms and conditions consistent in all material respects with those set forth in the Existing Cambridge Office Lease, but which shall specifically include an initial five
(5) year term with rent in accordance with the Existing Cambridge Office Lease, and a five (5) year renewal option with rent at the then fair market value. In connection therewith, the Existing Cambridge Office Lease shall be terminated effective as of the Closing Date.

         5.6. Rights of First Offer and Refusal. The Buyer and the Members shall duly execute and deliver an agreement granting the Members rights of first offer and refusal ("Repurchase Rights"), for a period of two (2) years after the Closing Date, with respect to any sale by the Buyer of any Acquired Assets (whether by stock sale, merger or consolidation, sale of assets, or otherwise), upon mutually agreeable terms and conditions (the "Repurchase Agreement"), but which shall specifically include the following: (a) the right of the Buyer to transfer Acquired Assets to its Affiliates; provided the Acquired Assets so transferred remain subject to the Repurchase Rights; (b) the right of the Buyer to transfer Acquired Assets to any Affiliate as part of an initial public offering of the common stock of such Affiliate; and (c) if the Members shall fail to execute their Repurchase Rights with respect to any transfer of Acquired Assets, such Repurchase Rights with respect to such transferred Acquired Assets shall terminate.

         5.7. Access to Owners' Boxes and Tickets. From and after the Closing Date, each of David Mugar ("Mugar") and Sherman Wolf ("Wolf") shall have the continued rights, during the 1998, 1999 and 2000 Great Woods and (so long as the Harborlight Assets are not Excluded Assets) Harborlights concert seasons (the "Seasons"), to utilize at no cost one (1) luxury box with eight (8) seats, plus (subject to there being no objection by the particular performing artist) eight (8) Section 2 row seats, during the Seasons for each concert or event (it being agreed that Mugar shall receive luxury box #1 during the Seasons.) With respect to Wolf, in the event a luxury box is not available, eight (8) Section 2 row seats may be substituted. In addition, each of Mugar and Wolf shall have the right to purchase such number of additional tickets as shall be agreed by the Buyer or SFX at the same sale price as to the public.

         5.8. Access Agreement. The Buyer acknowledges and agrees that the Seller has informed the Buyer of the intention of the Seller (or the Seller's nominee or lessee) to construct the Water Park adjacent to Great Woods. In connection with such construction and as a condition to Closing, the Seller and the Buyer shall execute and deliver an irrevocable reciprocal easement agreement that is in form and substance reasonably satisfactory to the parties hereto (the "Access Agreement") which (a) grants the Buyer parking and access to the Water Park for no additional consideration (including, without limitation, the parking presently existing on Lot 1 of the Plan), and the right to modify or amend the zoning for Great Woods provided such modification or amendment does not materially adversely impact the use, operation and maintenance (and necessary replacements) of the Water Park, (b) grants the Seller (in consideration of the Seller's agreeing to consummate the transactions contemplated under this Agreement) the right to draw water from a well located on Great Woods at "safe yield" rate, the right to pass utilities reasonably required for the operation of the Water Park in a manner that would not materially adversely impact the use, operation and maintenance (and necessary replacements) of the Great Woods amphitheater and related improvements (as currently conducted), and (in consideration of an annual payment of $200,000), provided the Seller as a condition thereto shall provide the Buyer with an opinion of counsel that the Seller has obtained a final special permit under applicable zoning allowing same, ingress and egress through Great Woods and parking and access to Great Woods (subject to the agreements set forth below), and (c) containing restrictive covenants relating to the Water Park which shall provide (i) the use for which the Water Park shall be used or occupied will be in material compliance with all applicable laws and in a manner that will not materially adversely impact (or compete with) the use, operation and maintenance (and necessary replacements) of the Great Woods amphitheater and related improvements (as currently conducted),
(ii) the hours of operation of the Water Park shall end at the later of (A) 4:00 p.m. (Boston time), and (B) one hour prior to the time that event parking at Great Woods is permitted under applicable laws, rules and regulations, and
(iii) the Seller will construct the Water Park in material compliance with all applicable laws and in a manner that would not materially adversely impact the use, operation and maintenance (and necessary replacements) of the Great Woods amphitheater and related improvements as currently conducted, and the Seller will use the well as co-permitee to the extent a permit is necessary.

         5.9. Harborlights Assets. At the Closing, the Buyer shall have the option to either acquire and take assignment of the Harborlights Assets as the same may exist on the Closing Date, in which event the Harborlights Assets shall be included in the Acquired Assets, or (b) not acquire and take assignment of the Harborlights assets as the same may exist on the Closing Date, in which event the Harborlights Assets shall be deemed Excluded Assets, the Purchase Price and the Cash Portion shall be reduced by $8,000,000, and the Schedules and Exhibits hereto shall be deemed amended to delete any and all references to the Harborlights Assets.

         6. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows (which representations and warranties shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date):

         6.1. Organization; Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Seller has the full power and authority to own and hold the Acquired Assets owned or held by it, to conduct the Business as such business is now conducted, and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (collectively, the "Transaction Documents") to which it is a party, and to consummate the transactions contemplated thereby. The Seller has delivered to the Buyer a complete and correct copy of the Seller's operating agreement, as amended to date (the "Operating Agreement").

         6.2. Subsidiaries. Except as set forth on Schedule 6.2 hereto, the Seller does not own or hold, of record and/or beneficially, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any unincorporated trade or business enterprises.

         6.3. Corporate Approval; Binding Effect. The Seller has obtained (or will have obtained as of the Closing) all necessary authorizations and approvals from its governing body in accordance with the terms of the Operating Agreement required for the execution and delivery by the Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting or relating to creditors' rights generally or by general principles of equity.

         6.4. Non-Contravention. Neither the execution and delivery by the Seller of the Transaction Documents to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated thereby, will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien, claim or encumbrance upon any property of the Seller which would have a Material Adverse Effect pursuant to, (a) the Operating Agreement, (b) except as disclosed on
Schedule 6.5 hereto, any material agreement or commitment to which the Seller is a party or by which the Seller or any of its properties is bound or any of such properties is subject or (c) subject to any required consents, approvals, authorizations, registrations, qualifications or filings disclosed in Section
6.5 hereof, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority or third Person applicable to the Seller.

         6.5. Consents and Approvals. Subject to the expiration of any waiting period under the HSR Act, and except as disclosed on Schedule 6.5 hereto, no consent, approval or authorization of, or registration, designation, declaration, qualification or filing with, any governmental agency or authority or third Person, is required for the execution and delivery by the Seller of the Transaction Documents to which the Seller is a party, or for the consummation by the Seller of the transactions contemplated thereby.

         6.6. Financial Statements. The Seller has delivered to the Buyer the Seller's unaudited financial statements for its fiscal year ended December 31, 1997 (the "Financial Statements"), copies of which are attached hereto as
Schedule 6.6. The Financial Statements have been prepared and reviewed in accordance with GAAP; the balance sheet contained in the Financial Statements fairly presents the financial condition of the Seller as of December 31, 1997; and the statement of income and retained earnings contained in the Financial Statements fairly presents the results of operations of the Seller for the 3-month period ended December 31, 1997.

         6.7. Taxes. The Seller has duly filed with the appropriate government agencies (including the timely filing of extensions) all of the income, sales, use, employment and other tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to taxes has been executed or given by the Seller. All taxes, assessments, fees and other governmental charges upon the Seller or upon any of the properties, assets, revenues, income and franchises which are currently owed by the Seller with respect to any periods ending on or before the date hereof have been paid, other than those currently payable without penalty or interest. To the Seller's knowledge, the Seller has withheld and paid all taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal tax return of the Seller is currently under audit by the IRS (as defined in Section 11 hereof), and no other tax return of the Seller is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to the Seller's knowledge, threatening to assert, against the Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

         6.8. Recent Changes. Except as set forth on Schedule 6.8 hereto, since December 31, 1997, there has not been:

              (a) any Material Adverse Effect, whether or not arising in the ordinary course of business;

              (b) any event, occurrence, development, state or circumstances which could reasonably be expected to materially adversely affect the Buyer's ability to operate the Business with the Acquired Assets after the Closing;

              (c) any transactions, commitments, contracts or agreements entered into by the Seller or any relinquishment by the Seller of any contract or other right (other than contracts with respect to the booking of performing artists in the ordinary course of business) having a value of or involving annual payments in excess of $100,000 in the aggregate, or having a term of more than five (5) years;

              (d) any increase in the compensation, bonus or other benefits payable or to become payable by the Seller to any of its Members, managers, officers or employees in excess of $25,000 per person;

              (e) any entering into or granting by the Seller of any new employment contracts (other than extensions of existing employment contracts in the ordinary course of business), any new employee benefit, deferred compensation or other similar employee benefit arrangements, or any new consulting agreements, or any grant of any severance or termination pay to any manager, officer or employee of the Seller (other than in the ordinary course of business), or any material increase in benefits payable under existing severance or termination pay policies or employment contracts;

              (f) any entering into material amendment or termination of any agreements listed in the Schedules hereto, required to be listed in such Schedules or any amendment of, or change in, the Operating Agreement;

              (g) any incurrence of any indebtedness, commitment to borrow money or assumption or guarantee of any indebtedness for borrowed money entered into by the Seller other than under existing lines of credit as set forth on Schedule 6.16 hereto;

              (h) any change in any accounting method or practice followed by the Seller;

              (i) any granting or imposition of any lien or other encumbrance on any of the Acquired Assets;

              (j) any making of any loan, advance or capital contributions to or investments in any Person by the Seller;

              (k) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or Acquired Assets which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

              (l) any dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Seller or threats thereof by or with respect to any employees of the Seller.

         6.9. Litigation. Except as set forth on Schedule 6.9 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of the Seller, threatened, against the Seller or relating to the Acquired Assets, or which might have a Material Adverse Effect on the ability of the Seller to enter into the Transaction Documents to which it is a party and consummate the transactions contemplated thereby.

         6.10. Conformity to Law. The Seller has complied with, and is in compliance with, all laws, statutes and governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to the Business and the Acquired Assets (including, without limitation, with respect to the Seller's ticket sales practices), except where any or all failures of such compliance, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on
Schedule 6.10 hereto, the Seller has not been charged with any violation of any provision of any federal, state or local law or administrative regulation in respect of the Business.

         6.11. Licenses. Set forth on Schedule 6.11 hereto are all of the licenses, authorizations, franchises, orders, approvals and permits (collectively, "Permits") of any federal, state, local or foreign governmental or regulatory body, including, but not limited to, licenses issued by OSHA or otherwise relating to employment and environmental matters, that are material to the conduct of the Business, or would, if not obtained by the Buyer, result in a material liability to the Buyer. The Seller holds all Permits necessary to operate the Business with the Acquired Assets as presently conducted and as currently contemplated to be conducted, except where the failure to hold such Permit would not have a Material Adverse Effect, and such Permits are in full force and effect. No material violations are or have been recorded with any governmental or regulatory body in respect of any Permit, and no proceeding is pending or, to the knowledge of the Seller, threatened, to revoke or limit any Permit. Except as set forth on said Schedule 6.11, all of the Permits are transferable to the Buyer.

         6.12. Title to Acquired Assets. The Seller is the lawful owner of, and has good and valid record and marketable title to, all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party, except as disclosed on Schedule 6.12 hereto. Except for liens and security interests described on said Schedule 6.12 (the "Permitted Encumbrances," which term shall specifically be deemed to include any liens and encumbrances disclosed in the title insurance policy (the "Title Policy") relating to the Seller's real property, specifically the First American Title Insurance Company Policy No. 20287494 dated October 1, 1997, Schedule B-1, Items 2 through 6, and 8 through 23 (provided the Buyer shall be reasonably satisfied with said liens and encumbrances after its due diligence investigation pursuant to Section 9.8 hereof), and liens and encumbrances for real estate taxes not yet due and payable), all of the Acquired Assets are free and clear of any liens, encumbrances and security interests of any kind, or restrictions against the transfer or assignment thereof. At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and clear title to all of the Acquired Assets, free and clear of all liens and encumbrances of any nature, except the Permitted Encumbrances.

         6.13. Hazardous Materials. Except in accordance in all material respects with applicable law or except as set forth on Schedule 6.13 hereto, the Seller has not used, treated, stored, disposed of, handled, discharged, released or emitted into the environment any Hazardous Materials (as hereinafter defined), nor contracted or otherwise arranged for any of the foregoing, which has or may form the basis for any claim, demand, action or liability, or which has or may give rise to any obligation to engage in or compensate any party for, any investigation, cleanup, removal, remediation or abatement of such substances on or in any property, structure, building, equipment, soil, surface water, groundwater, sediments, ambient air or other medium. To the Seller's knowledge, there are no and have been no underground storage tanks at any property currently or formerly owned, leased, occupied or used by the Seller, except as set forth in Schedule 6.13 hereto. For purposes of this Agreement, the term "Hazardous Materials" shall mean and include any
(a) "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, (b) "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, (c) "hazardous material" or "oil" as defined in M.G.L. c. 21E, Sec. 2 and (d) any waste, material or substance which is or contains asbestos, asbestos-containing materials, flammable explosives, radioactive materials, ureaformaldehyde, polychlorinated bi-phenyls, lead or petroleum products.

         6.14. Condition of Real and Personal Property.

              (a) The machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property included in the Acquired Assets ("Tangible Property"), are in good operating condition and repair, ordinary wear and tear excepted, and are adequate, fit and suitable for the particular purposes for which they are presently used, are performing satisfactorily, and are available for immediate use in the conduct of the Business. All such Tangible Property and the state of maintenance thereof are in compliance in all material respects with all applicable federal, state and local statutes, ordinances, rules and regulations.

              (b) The real property owned by the Seller, and to the Seller's knowledge, the real property leased by the Seller, is in compliance in all material respects with all applicable federal, state and local statutes, ordinances, rules and regulations; all buildings and structures and, except for immaterial deviations, other improvements, are located completely within the boundary lines of the real property; and to the Seller's knowledge, no buildings, structures or other improvements owned by others encroach onto or under such real property. All improvements constructed on such real property and building systems incorporated in such improvements, are structurally sound and in good operating condition and repair, ordinary wear and tear excepted.

         6.15. Insurance. All insurance policies held by the Seller with respect to the Acquired Assets and the Business are listed on Schedule 6.15 hereto (the "Insurance Policies") and are in full force and effect. Except as set forth on said Schedule 6.15, there are no pending claims against the Insurance Policies by the Seller as to which the insurers have denied liability and, to the Seller's knowledge, with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Seller. Except as set forth on said Schedule 6.15, (a) there exist no material claims under the Insurance Policies that have not been properly filed by the Seller; (b) no insurance company has refused to renew any material insurance policy of the Seller during the past twelve (12) months; and (c) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past twelve (12) months. Schedule 6.15 hereto also includes a list of all agents utilized by the Seller with respect to each Insurance Policy.

         6.16. Contracts. Schedule 6.16 hereto lists the following contracts and other agreements to which the Seller is a party or to which the Seller is subject:

              (a) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

              (b) any employment contract, oral or written, with any employee or with any agent or consultant involving annual payments of over $100,000;

              (c) any plan, contract, practice, policy or arrangement, oral or written, formal or informal, providing for bonuses, pensions, options, deferred compensation, retirement payments, insurance, legal services or medical or dental or hospitalization or disability benefits, profit-sharing or the like involving annual payments of over or having a value in excess of $100,000, or any non-competition agreement requiring payment or performance by the Seller;

              (d) any contract or agreement with or binding commitment to any labor union;

              (e) any lease of machinery, equipment or other personal property involving payment by the Seller of annual rentals in excess of $100,000 or any lease of real property involving payments by the Seller of annual rentals in excess of $50,000;

              (f) any contract relating to concessions, merchandise or sponsorships involving payment by or to the Seller, individually or in the aggregate, of more than $50,000;

              (g) any contract for the purchase of equipment or other assets or other contract or agreement not in the ordinary course of business or involving any capital expenditure by the Seller of more than $50,000;

              (h) any agreement or instrument evidencing or related to indebtedness for borrowed money or to a leasing transaction required to be capitalized in an amount in excess of $50,000 or pursuant to which the Seller is obligated or entitled to borrow money or to enter into such a leasing transaction;

              (i) any license, franchise agreement or agreement in respect of similar rights with third parties relating to any trade name, trademark, copyright, patent or other intellectual property, either as licensor or licensee or as franchisor or franchisee, which is material to the conduct of the Business;

              (j) any joint venture contract or arrangement or any other agreement involving a sharing of efforts or profits;

              (k) any advertising, marketing, promotion, endorsement, sales agency, bartering arrangement, brokerage or distribution contract involving annual payments or having a value in excess of $100,000;

              (l) any contract, arrangement or other agreement containing provisions limiting the freedom of the Seller or Law to compete in any line of business or with any Person;

              (m) any contract or commitment regarding charitable contributions;

              (n) any guarantee of the obligations of any other Person involving an absolute or contingent liability in excess of $100,000; or

              (o) any lease, option, occupancy agreement or arrangement or other agreement granting any interests in, or any rights with respect to, real property of the Seller.

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed on Schedule 6.16 hereto (as amended to date), and disclosed the terms and conditions of each oral agreement referred to on said
Schedule 6.16. Except as disclosed on said Schedule 6.16, to the knowledge of the Seller, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to obtaining the necessary consents disclosed in Schedule 6.5 hereto, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical material terms following the consummation of the transactions contemplated hereby; (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification or acceleration under the agreement; (iv) no party has repudiated any material provisions of the agreement and (v) such agreement is not, when considered singly or in the aggregate with others, unduly burdensome, onerous or will have a Material Adverse Effect.

         6.17. Employee Benefit Plans. Schedule 6.17 hereto sets forth a complete list of all pension plans, deferred compensation arrangements, supplemental income arrangements, vacation plans, severance pay policies and other employee plans or arrangements (the "Employee Benefit Plans") of the Seller. Except as set forth on said Schedule 6.17, each such Employee Benefit Plan is in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. The Seller is not subject to any liability under ERISA or the Code relating to any of the Employee Benefit Plans, except such liability that would not have a Material Adverse Effect.

         6.18. Trademarks, Patents, Etc. Schedule 6.18 hereto sets forth a list of (a) all patents, trademarks, trade names and copyrights registered in the name of the Seller and all applications therefor, and (b) all material written agreements relating to technology, know-how and processes which the Seller has licensed or authorized to use by others, or which the Seller has licensed or authorized for use by others. Except to the extent set forth on said Schedule
6.18 the Seller owns or has permission to use all patents, trademarks, trade names and copyrights material to, and used in the ordinary course of, the operation of the Seller's Business as presently conducted. No claims are pending against the Seller by any Person regarding the use of any such trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any such license or agreement, which either individually or in the aggregate, would have a Material Adverse Effect.

         6.19. Absence of Undisclosed Liabilities. The Seller has no liability required to be disclosed under GAAP (and, to the Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability), except for (a) liabilities disclosed in the Financial Statements or for which adequate reserves have been set aside, (b) operating costs and expenses and general and administrative expenses which have arisen after December 31, 1997 in the ordinary course of business and consistent with past practices, (c) additional borrowings under lines of credit existing at December 31, 1997 and other contracts and claims as disclosed on Schedule 6.16 hereto, and (d) liabilities disclosed on the Seller's Schedules to this Agreement.

         6.20. Labor Relations. The Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, except where any or all failures of such compliance, either individually or in the aggregate, would not have a Material Adverse Effect, and is not engaged in any unfair labor practice which would have a Material Adverse Effect. There is no charge pending or, to the knowledge of the Seller, threatened, against the Seller, alleging unlawful discrimination in employment practices before any court or agency, and there is no charge of or proceeding with regard to any unfair labor practice against the Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of the Seller, threatened, against or involving the Seller, other than disputes with individual employees or as otherwise described on Schedule 6.20 hereto. Except as set forth on said Schedule 6.20, none of the employees of the

Seller is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller.

         6.21. Brokers. The Seller has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

         6.22. Affiliated Transactions. Except as set forth on Schedule 6.22 hereto, the Seller is not a party to or bound by any contract, commitment or understanding with any of the Members, managers or officers of the Seller, or any member of any such individual's family, and none of the Members, managers or officers of the Seller, or any member of any such individual's family, owns or otherwise has any rights to or interests in any Acquired Asset.

         6.23. Accounts Receivable. The accounts receivable reflected on the balance sheet contained in the Financial Statements (except those collected since such date), and such additional accounts receivable as are reflected on the books of the Seller as of date hereof, net of applicable reserves therefor, represent obligations due to the Seller arising in the ordinary course of business.

         6.24. All Assets Necessary to Conduct Business. The Acquired Assets, when utilized with a labor force substantially similar to that currently utilized by the Seller, constitute all of the assets of the Seller which are necessary to the conduct of Business (excluding the Excluded Assets).

         6.25. Illegal Payments. None of the Seller and the Members who previously owned the Acquired Assets has at any time during the past five (5) years (a) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (b) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasipublic duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

         6.26. Distributors, Customers, etc. The Seller's relations with each of its distributors, customers, vendors, venues and suppliers, including, without limitation, suppliers of concessions and merchandise, are good and no material dispute with any such Person exists. To the knowledge of the Seller, the Seller has not been threatened or notified, orally or in writing, by one or more distributors, customers, vendors, venues or suppliers, that any such Person intends to terminate or is considering terminating its business relationship with the Seller. To the knowledge of the Seller, none of such Persons is modifying its business relationship with the Seller in a manner which is less favorable in any material respect to the Seller or the Business, or has agreed not to or will agree not to do business with the Seller on and after the Closing on such terms and subject to conditions at least as favorable as provided to the Seller prior to the Closing, and the Seller has no knowledge of any facts which would form the basis therefor.

         6.27. Real and Leased Property.

              (a) Set forth on Schedule 6.27(a) is a true complete and correct list of all leases, subleases, licenses and/or other occupancy agreements entered into by the Seller as lessee (individually, a "Lease" and collectively, the "Leases") affecting the real property described in such Schedule (all such property subject to a Lease is referred to as the "Leased Real Property");

              (b) Set forth on Schedule 6.27(b) is a true, complete and correct list of all real property in which the Seller has an ownership interest in fee title (collectively, the "Owned Real Property") (the Owned Real Property and the Leased Real Property is sometimes collectively referred to as the "Real Property");

              (c) The Seller has not received any written notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Owned Real Property;

              (d) All utilities reasonably required for the existing operation of the Owned Real Property either enter the Owned Real Property through adjoining public streets or, if they pass through adjoining private land, do so in material compliance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges that are currently due as payable have been or will be paid in full prior to the Closing Date;

              (e) The Seller has received no written notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting in any material respect the Owned Real Property, and, to the Seller's knowledge, there is no material violation of any such covenant, restriction, condition or agreement;

              (f) The Seller has not received any written notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other material repairs or alterations to the Real Property;

              (g) The Seller is not a foreign person within the meaning of
         Section 1445 of the Code. At the Closing, the parties shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section 1.1445-2(b)(2); and

              (h) The Seller has not received any written notice of any pending, threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may materially affect the maintenance, operation or use of the Real Property.

         6.28. Accredited Investor. The Seller is an "accredited investor" under Rule 501(a) of the 1933 Act.

         6.29. Disclosure. Neither this Agreement, nor anything in writing furnished to the Buyer by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Seller which has not been disclosed herein or in writing by it to the Buyer and which may, insofar as the Seller can now foresee, have a Material Adverse Effect.

         7. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SFX. The Buyer and SFX, jointly and severally, represent and warrant to the Seller as follows (which representations and warranties shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date, and as to representations and warranties applying to SFX, shall also apply to its predecessor-in-interest):

         7.1. Organization and Standing of Buyer. Each of the Buyer and SFX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and SFX has the full power and authority under its respective charter documents and By-laws and applicable laws to own and hold all of its respective assets and properties, to conduct its respective business as such business is now conducted, and to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

         7.2. Corporate Approval; Binding Effect. Each of the Buyer and SFX has obtained all necessary authorizations and approval from its respective Board of Directors and stockholders required for the execution and delivery by each of the Buyer and SFX, as the case may be, of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby. Each of the Transaction Documents to which the Buyer and SFX , as the case may be, is a party has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting or relating to creditor's rights generally or by general principles of equity.

         7.3. Non-Contravention. Neither the execution and delivery by the Buyer and SFX of the Transaction Documents to which each is a party, nor the consummation by the Buyer and SFX of the transactions contemplated thereby, will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any liens, claim or encumbrances upon any of the respective property of the Buyer or SFX which would have a Buyer Material Adverse Effect pursuant to (a) the respective charter documents or By-laws of the Buyer and SFX, each as amended to date; (b) any material agreement or commitment to which either of the Buyer or SFX is a party or by which the Buyer or SFX or any of their respective properties is bound or any of such properties is subject; or (c) subject to any required consents, approvals, authorizations, registrations, qualifications of filings disclosed in Section 7.5 hereof, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Buyer or SFX.

         7.4. Consents and Approvals. Subject to the expiration of any waiting period under the HSR Act, and except as disclosed on Schedule 7.5 hereto, no consent, approval or authorization of, or registration, designation, declaration, qualification or filing with, any governmental agency or authority or third Person, is required for the execution and delivery by the Buyer and SFX of the Transaction Documents to which each is a party, or for the consummation by the Buyer and SFX of the transactions contemplated thereby.

         7.5. Class A Stock. The shares of Class A Stock to be issued to the Seller, if and when issued to the Seller in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and not subject to any options, warrants, preemptive rights of other statutory or contract rights of any Person.

         7.6. Litigation. No action, suit, proceeding or investigation is pending or, to the knowledge of the Buyer and SFX, threatened, against the Buyer or SFX, which might materially and adversely affect the ability of the Buyer or SFX to enter into the Transaction Documents to which each is a party and consummate the transactions contemplated thereby.

         7.7. SEC Filings. SFX has made all filings (collectively, the "Public Reports") with the Securities and Exchange Commission (the "SEC") that it has been required to make under the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934 (the "1934 Act"). Each of the Public Reports has complied with the 1933 Act and the 1934 Act, as applicable, in all material respects. All registration statements ("Registration Statements") filed, and presently intended to be filed, by SFX with the SEC, have complied and will comply with the 1933 Act in all material respects. None of the Public Reports or the Registration

Statements, as the case may be, as of their respective dates, contained or will contain any untrue statement of a material fact, or omitted or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were or are to be made, not misleading.

         7.8. Brokers. The Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement, except for Richard Foreman as to whom the Buyer shall be solely responsible for the payment of any brokerage fees owing on account of the consummation of said transactions.

         7.9. Disclosure. Neither this Agreement, nor anything in writing furnished to the Seller by or on behalf of the Buyer or SFX in connection with this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Buyer or SFX which has not been disclosed herein or in writing by them to the Seller and which may, insofar as they can now foresee, materially adversely affect the business, assets, prospects or financial condition of SFX.

         8. CONDUCT OF BUSINESS PENDING CLOSING. The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

         8.1. Access. The Seller shall afford to the Buyer and its authorized representatives access during normal business hours to all properties, books, records, contracts and documents of the Seller, and an opportunity to make such investigations as they shall reasonably desire to make of the Seller (provided that such investigations shall be conducted so as to minimize any disruption to the Business), and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Business and the Acquired Assets as the Buyer may reasonably request.

         8.2. Carry on in Regular Course. The Seller shall maintain the Acquired Assets in accordance with its historical maintenance practices and conduct the Business only in the ordinary course and substantially in the same manner as heretofore conducted.

         8.3. Contracts and Commitments. The Seller shall not enter into any contract or commitment, including, without limitation any employment contracts (other than extensions of existing contracts in the ordinary course of business), or engage in any transaction not contemplated by this Agreement or not in the usual and ordinary course of business and consistent with its normal business practices.

         8.4. Preservation of Organization. The Seller shall use its commercially reasonable efforts to preserve its business organization intact and to preserve for the Buyer the Seller's present relationships with its suppliers and customers and others having business relations with the Seller.

         8.5. Consents of Third Parties. The Seller shall use its commercially reasonable efforts to obtain the consent to the assignment to the Buyer of all contracts and agreements set forth on Schedule 6.16 hereto, and all leases of real property utilized by the Seller.

         8.6. Pay-Off Letters. The Seller shall use its commercially reasonable efforts to obtain from any Persons having any liens or encumbrances on the Acquired Assets payoff letters setting forth the total amount of indebtedness of the Seller to be owing to such Persons as of the Closing Date, and containing agreements from such Persons to release without liability Law and Wolf from the Personal Guaranties (as defined in Section 17 hereof).

         8.7. Water Park Operation. On or before May 15, 1998, the Seller shall provide the Buyer with a general scheme of operation and maintenance of the Water Park in reasonable detail to allow the Buyer to conduct its due diligence review of same.

         8.8. Registration of Land. The Seller shall use its commercially reasonable efforts to cause its engineer or surveyor to complete a land court level subdivision plan with respect to the division of the registered land shown on the Plan, approval thereof by the land court engineer and the subsequent filing thereof.

         9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance thereof is not waived in writing by the Buyer):

         9.1. Representations and Warranties True at Closing. The representations and warranties made by the Seller in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         9.2. Compliance With Agreement. The Seller shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

         9.3. Closing Certificate. The Seller shall have delivered to the Buyer in writing, at and as of the Closing, a certificate from its chief executive officer, in form and substance satisfactory to the Buyer, certifying that the conditions in each of Sections 9.1 and 9.2 hereof have been satisfied.

         9.4. No Material Adverse Change. There shall have been no change as of the Closing Date, since December 31, 1997, in the Business or the Acquired Assets which either individually or in the aggregate would have a Material Adverse Effect.

         9.5. No Restraining Order. No restraining order or injunction shall prohibit the consummation of the transactions contemplated by this Agreement.

         9.6. Opinion of Counsel. Bingham Dana LLP, special counsel to the Seller, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, in form and substance satisfactory to the Buyer.

         9.7. Regulatory and Other Consents. Any applicable waiting period under the HSR Act, including any extension, shall have expired, or shall have been earlier terminated, and the Seller shall have obtained all necessary governmental and other third party consents and approvals required with respect to the Seller's consummation of the transaction contemplated under this Agreement, in order to so consummate said transactions (including, without limitation, with respect to the assignment to the Buyer of all contracts and agreements set forth on Schedule 6.16 hereto, and all leases of real property utilized by the Seller (which consents from Fine Host Corporation and Windsum Limited Partnership shall contain usual and customary estoppel representations), as the Buyer in its reasonable discretion deems material to the Buyer's operation of the Business with the Acquired Assets).

         9.8. Due Diligence. The Buyer shall have completed a due diligence investigation, reasonably satisfactory to the Buyer, of the Acquired Assets and the Business, including, without limitation, an environmental investigation by outside consultants of the real property owned or leased by the Seller; provided, however, that the condition set forth in this Section 9.8 shall be deemed to be waived by the Buyer if the Buyer shall have not completed said due diligence investigation on or before June 15, 1998.

         9.9. Audited Financial Statements. The Buyer shall have received the financial statements of the Seller for its 1997 fiscal year, audited by Ernst & Young.

         9.10. Opinion of Counsel Relating to Zoning. The Buyer shall have received an opinion of the Seller's real estate counsel (a) that the existing improvements on the Owned Real Property and the current use, operation and maintenance thereof is in material compliance with all applicable zoning laws;
(b) the creation of the subdivision shown on the Plan does not adversely affect any existing, legally established non-conformity of the Great Woods amphitheater and related improvements, or create any new non-conformity or otherwise cause the Owned Real Property to fail to comply with applicable zoning; (c) upon the filing of the subdivision plan and the conveyance of the Water Park parcel, Great Woods and the Water Park will constitute two (2) separate zoning lots; and (d) the use of the existing parking on the Water Park parcel by the Buyer pursuant to the easement granted under the Access Agreement will comply with applicable zoning.

         9.11. Title Insurance. At the Buyer's option, the Buyer at Closing shall have received a title insurance policy for all Owned Real Property issued in its favor containing exceptions only for Permitted Encumbrances.

         9.12. Tax Apportionment and Subdivision Agreement. The Buyer and the Seller shall have executed and delivered a Tax Apportionment and Subdivision Agreement with respect to the allocation of real estate taxes and the subdivision of Lot 1 and Lot 2 shown on the Plan as soon as reasonably practicable, and other mutually agreeable terms and conditions which shall provide, among other things, that the Seller shall pay all costs, fees and expenses relating to the necessary tax lot subdivision.

         10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance thereof is not waived in writing by the Seller):

         10.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer and SFX in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         10.2. Compliance with Agreement. The Buyer and SFX shall have performed and complied with all of their respective obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

         10.3. Officer's Certificates. Each of the Buyer and SFX shall have delivered to the Seller in writing, at and as of the Closing, a certificate from its chief executive officer, in form and substance satisfactory to the Seller, to the effect that the conditions in each of Sections 10.1 and 10.2 hereof have been satisfied.

         10.4. No Material Adverse Change. There shall have been no change as of the Closing Date, since December 31, 1997, in the business or assets of SFX which either individually or in the aggregate would have a Buyer Material Adverse Effect.

         10.5. No Restraining Order. No restraining order or injunction shall prohibit the consummation of the transactions contemplated by this Agreement.

         10.6. Opinion of Counsel. General Counsel of SFX and the Buyer shall have delivered to the Seller a written opinion, addressed to the Seller and dated the Closing Date, in form and substance satisfactory to the Seller.

         10.7. Regulatory and Other Consents. Any applicable waiting period under the HSR Act, including any extension, shall have expired, or shall have been earlier terminated, and the Buyer and SFX shall have obtained all necessary governmental and other third party consents and approvals required with respect to the Buyer's and SFX's consummation of the transaction contemplated under this Agreement, in order to so consummate said transactions.

         11. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

         "Affiliate": As applied to any specified Person, any other Person controlling, controlled by or under common control with, such specified Person.

         "Affiliate Debt": All indebtedness of the Seller to Law and Wolf evidenced by those certain promissory notes, each dated September 30, 1997 and each in the original principal amount of $750,000.

         "Buyer Material Adverse Effect": A material adverse effect on, or change in, the business, operations, assets or financial condition of the Buyer or SFX, as the case may be.

         "GAAP": Generally accepted accounting principles applied on a basis consistent with the applicable Person's past practice over preceding periods.

         "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IRS": The United States Internal Revenue Service.

         "Material Adverse Effect": A material adverse effect on, or change in, the business, operations, assets or financial condition of the Seller.

         "Net Working Capital": As of any date, (a) the sum of (i) cash, (ii) accounts receivable, (iii) prepaid expenses and (iv) any other current assets, minus (b) the sum of (i) indebtedness for borrowed money (whether current or funded, or secured or unsecured), including (A) any prepayment provisions actually incurred on account of the sale of the Acquired Assets, (B) obligations under capital leases in respect of which the Seller is liable as lessee, and (C) all Affiliate Debt, in excess of $10,000,000 (ii) trade payables, (iii) accrued expenses and (iv) deferred revenue from advanced ticket sales, all as determined in accordance with GAAP.

         "Person": A corporation, a limited liability company, an association, a partnership, an organization, a trust, a joint venture, a business or an individual.

         "Plan": That certain "Compiled" Plan of Land in Mansfield, Mass. dated February 4, 1998, prepared by Norwood Engineers Co., Inc., a copy of which is attached as Exhibit B hereto.

         12. CERTAIN COVENANTS.

         12.1. Confidential Information. The Seller and each of the Members on the one hand, and the Buyer on the other hand, agrees that any and all information disclosed by the Buyer to the Seller or the Members regarding the Buyer, or by the Seller or the Members to the Buyer regarding the Seller and the Members, as the case may be, as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, or disclosed by either party(ies) in connection with any of the transactions contemplated hereby, which information is of a proprietary nature, or was not already know, to the foregoing parties, as the case may be ("Confidential Information"), shall remain confidential by the Seller, the Members and the Buyer and their respective employees, directors, officers, agents and representatives (collectively, "Related Parties"). The Seller, the Members and the Buyer further agree that each such Person will not, and will cause each of their respective Related Parties to not, (a) use, or permit the use of, any Confidential Information for any purpose other than to evaluate the transactions contemplated hereby, or (b) disclose, or permit the disclosure of, any Confidential Information (regarding the fact that discussions and negotiations relating to the transactions contemplated hereby have been, or are in the process of being, completed) to any Person, unless (i) in the opinion of the Sellers or the Buyer, as the case may be, disclosure is required to be made under the 1933 Act or the 1934 Act, and (ii) the nondisclosing party has been consulted and been provided with prior written notice thereof. If the Closing does not take place for any reason, each of the Seller, the Members and the Buyer agrees not to further divulge or disclose or use for its benefit or purposes any Confidential Information at any time in the future to be protected hereby and shall include, but not be public. The information intended to be protected hereby shall include, but not be limited to financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer, the Seller or the Members, respectively. Notwithstanding anything to the contrary set forth on this Section 12.1, nothing herein shall prohibit any disclosure under Section 18.11 hereof in strict accordance with the terms thereof.

         12.2. Non-Competition and Non-Solicitation. Each of the Seller and each Member agrees that for a period from the Closing Date until the first anniversary of the Closing Date, the Seller, each Member and such Member's Affiliates shall not, without the prior written consent of the Buyer, (a) engage anywhere in the United States, directly or indirectly, alone or as a shareholder (other than as a holder of SFX capital stock or less than 5% of the capital stock of any publicly-traded corporation), member, partner, manager, officer, director, employee or consultant, in any business organization that is engaged or become engaged in the Business, except for Law pursuant to and to the extent set forth in the Employment/Management Agreement, (b) divert to any competitor of the Seller or any Affiliate of any such competitor any customer or sponsor of the Seller, or (c) solicit or encourage any employee of the Seller to leave its employ for employment by or with any Member or any competitor of the Seller or any of their Affiliates. If at any time the provisions of this Section 12.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 12.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Seller and the Members agree that this Section 12.2 as so amended shall be valid and binding as though any invalid or unenforceable provisions had not been included therein. Notwithstanding anything to the contrary under this Section 12, the non-competition covenants imposed upon the Seller and the Members under this
Section 12 (i) shall terminate and be no longer applicable with respect to any Acquired Assets repurchased by the Members under the Repurchase Agreement, and
(ii) shall not prohibit in any manner the Seller's (or its nominee's or assignee's) operation of Harborlights and use and enjoyment of the Harborlights Assets in the event the Harborlights Assets are Excluded Assets hereunder.

         12.3. Equitable Remedies. It is recognized by the parties hereto that damages for breaches of covenants of the nature contained in this Section 12 are difficult, if not impossible, to ascertain. Accordingly, it is agreed that the covenants set forth in this Section 12 may be enforceable by any party hereto by injunction, specific performance and/or equitable relief, in addition to any other remedies available to such party at law or in equity.

         13. HSR ACT. As promptly as practical, and in any event within ten
(10) business days following the date hereof, the Buyer (or SFX) and the Seller will prepare and file, if required by law, with the United States Department of Justice and the United States Federal Trade Commission, the Notification and Report Form required to be filed by them under the HSR Act concerning the transactions contemplated hereby, and hereby agree that they will promptly comply with any request by the Department of Justice or the Federal Trade Commission for additional documents or information so that the waiting period specified in the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement.

         14. EXCLUSIVE DEALING. The Seller and the Members hereby agree that during the Exclusivity Period (as hereinafter defined), neither the Seller, the Members nor any of their Related Parties or Affiliates, shall engage in any negotiations with any Person, other than the Buyer and SFX, concerning the purchase of all or any substantial portion of the membership interests in, or assets of, the Seller. The "Exclusivity Period" shall be the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions hereof. In addition, the Seller and the Members shall promptly notify SFX if the Seller receives any written proposal, offer or other communication from any Person with respect to any purchase of the Seller as aforesaid.

         15. INDEMNIFICATION.

         15.1. Indemnity by the Seller and the Members. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 15 hereof, the Seller and each Member agrees severally, and not jointly, to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation, the fees and disbursements of counsel (collectively, "Damages"), related to or arising directly or indirectly out of or with respect to (a) any breach of any representation or warranty, covenant or obligation made by the Seller or the Members in or pursuant to this Agreement (including the Schedules and Exhibits hereto), and (b) the Excluded Assets. The amount of any Damages recoverable under this Section 15.1 shall be calculated net of any insurance proceeds, tax benefits or other third party recoveries received by the Buyer or its Affiliates with respect thereto.

         15.2. Indemnity by the Buyer and SFX. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 15 hereof, the Buyer and SFX, jointly and severally, agree to indemnify and hold the Seller and the Members harmless from and with respect to any and all Damages related to or arising directly or indirectly out of or with respect to
(a) any breach of any representation or warranty, covenant or obligation made by the Buyer or SFX in or pursuant to this Agreement (including the Schedules and Exhibits hereto), (b) the conduct of the Business or use of the Acquired Assets from and after the Closing Date, and (c) the Assumed Obligations. The amount of any Damage recoverable under this Section 15.2 shall be calculated net of any insurance proceeds, tax benefits or other third party recoveries received by the Seller or the Members with respect thereto.

         15.3. Third Party Claims. In the event that any party seeking indemnification hereunder (an "Indemnified Party") desires to make a claim against the other party(ies) hereto (an "Indemnifying Party") under Section 15 hereof in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a "Third Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and of the Indemnified Party's claim of indemnification with respect thereto. The Indemnifying Party shall have thirty (30) days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense; and provided, further, that the Indemnifying Party, if it shall have so assumed such defense, shall concede, as between the Indemnifying Party and the Indemnified Party, liability to the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party's notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party (so long as the Third Party Claim is one with respect to which the Indemnifying Party is responsible under this Section 15), provided that the Indemnified Party may not settle any Third Party Claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld or delayed.

         15.4. Limitations on Indemnification.

              (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Damages for which the Indemnified Party is otherwise entitled to indemnification pursuant to Section 15 hereof exceeds $100,000 (the "Minimum Amount") (it being understood and agreed that the Minimum Amount is intended as an aggregate deductible, and the Seller and the Members collectively on the one hand, and the Buyer and SFX collectively on the other hand, shall not be liable collectively for the Minimum Amount of Damages for which the others are otherwise entitled to indemnification). Notwithstanding the foregoing, (i) any Damages suffered by the Buyer arising from any breach by the Seller of the representation and warranty contained in Section 6.12 hereof, and
         (ii) any Damages suffered by an Indemnified Party arising from any breach by an Indemnifying Party of any covenant or obligation under this Agreement (including, without limitation, the obligations of the Buyer and SFX under Sections 15.2(b), 15.2(c) and 17 hereof, and the obligations of the Seller and the Members under Section 15.1(b) hereof), shall be indemnified in their entirety and shall not be subject to the Minimum Amount deductible.

              (b) Subject to paragraphs (c) and (d) below, notwithstanding anything to the contrary set forth in this Section 15, the aggregate amount of Damages payable by the Seller and the Members pursuant to
         Section 15 hereof with respect to all claims for indemnification shall not exceed five percent (5%) of the entire Purchase Price paid to the Seller, except with respect to claims relating to (i) any breach of the representation and warranty contained in Section 6.12 hereof, and
         (ii) the Excluded Assets, which shall be limited to the entire Purchase Price paid to the Seller (as the same may be reduced by the amount of any Damages paid by the Seller and the Members to the Buyer under this Section 15), and shall not be subject to the limitations set forth in this Section 15.4(b).

              (c) Notwithstanding anything to the contrary set forth in this
         Section 15, the maximum liability of any Member with respect to any claim by the Buyer for Damages shall be such Member's Pro Rata Share (as hereinafter defined) of the aggregate liability of the Seller and all of the Members, as specifically provided in Section 15.4(b) hereof, with respect to such claim. For purposes hereof, a Member's "Pro Rata Share" shall be the percentage set forth opposite such Member's name on Schedule B hereto.

              (d) Notwithstanding anything to the contrary set forth in this
         Section 15, no action or claim for Damages pursuant to this Section 15 shall be brought or asserted by an Indemnified Party against an Indemnifying Party after the first anniversary of the Closing Date, except for (i) any action or claim for Damages brought by the Buyer against the Seller or the Members arising from or with respect to (A) any breach of the representation and warranty contained in Section
         6.12 hereof, and (B) the Excluded Assets, or (ii) any action or claim for Damages brought by the Seller and/or the Members against the Buyer or SFX arising from or with respect to (A) the Buyer's conduct of the Business or use of the Acquired Assets from and after the Closing Date, (B) the Assumed Obligations or (C) SFX's and the Buyer's obligations under Section 17 hereof, all of which actions or claims set forth in clauses (i) and (ii) above may be brought until the expiration of the applicable statutes of limitation.

              (e) All Damages paid by the Seller and the Members to the Buyer under this Section 15 shall be payable, at the option of the Seller and the Members, in cash and shares of Class A Stock pro rata in accordance with the relative proportion of the Cash Portion to the Stock Portion. For purposes hereof, each share of Class A Stock paid to the Buyer by the Seller and the Members as aforesaid shall be valued at the fair market value thereof as of the time the payment thereof is finally determined to be owing to the Buyer under this
         Section 15.

         15.5. Expiration of Representations and Warranties; Scope of Seller's and Members' Liability. Each of the representations and warranties of the parties contained in this Agreement shall survive until the last day on which any action or claim for breach of such representation or warranty may be brought or asserted pursuant to Section 15.4(d) hereof (the "Expiration Date"). The Buyer and SFX acknowledge and agree that the Buyer's and SFX's sole remedy against the Seller and the Members for any matter arising out of the transactions contemplated by this Agreement is set forth in Section 15.1 hereof and that, except to the extent the Buyer has asserted a claim for indemnification prior to the applicable Expiration Date, the Buyer and SFX shall have not remedy against the Seller or the Members for any breach of a representation or warranty, covenant or obligation made by them in this Agreement. The Seller, the Members, the Buyer and SFX agree that the purpose of this Section 15.5 is to make it clear that the Seller and the Members are to have no liability whatsoever to the Buyer or SFX, except as set forth in
Section 15.1 hereof, and accordingly agree that this Section 15.5 is to be construed broadly. The Buyer and SFX acknowledge that this Section 15.5 has been negotiated fully by the Buyer, SFX, the Seller and the Members, and that the Seller and the Members would not have entered into this Agreement but for the inclusion of this Section 15.5.

         16. RIGHT TO TERMINATE. In the event that the Closing does not occur on or before July 1, 1998 (or August 1, 1998 in the event the Closing is extended by the Buyer pursuant to Section 4.1 hereof), either the Seller on the one hand, or the Buyer (or SFX) on the other hand, may terminate this Agreement at any time after the close of business on such date by delivering written notice to the other party, so long as such failure to close is not a result of a breach by the terminating party of any of its obligations hereunder. Notwithstanding the foregoing, in the event that all of the respective conditions to Closing of the parties have been satisfied by July 1, 1998, but the waiting period under the HSR Act (the "HSR Waiting Period") shall not have expired or been earlier terminated, then the parties shall execute and deliver all agreements, documents and instruments required to be executed and delivered under this Agreement (which shall be undated and thereafter dated the actual Closing Date), and shall hold all of such agreements, documents and instruments in escrow under mutually agreeable terms and conditions, pending the expiration of the HSR Waiting Period; provided, that if the HSR Waiting Period shall not have expired as of September 15, 1998, the Seller and the Buyer shall thereafter have the right to terminate this Agreement as hereinabove provided.

         17. RELEASE OF PERSONAL GUARANTIES. SFX and the Buyer agree that they will use their commercially reasonable efforts to cause, within sixty (60) days after the Closing Date, each of Law and Wolf to be released with no liability from any and all personal guaranties of the obligations of the Seller to which they are parties (the "Personal Guaranties"). SFX and the Buyer, jointly and severally, shall indemnify and hold harmless each of Law and Wolf from and against any Damages suffered by Law and Wolf under or in respect of the Personal Guaranties in the event that SFX and the Buyer are unable to cause Law and Wolf to be released from the Personal Guaranties as aforesaid.

         18. GENERAL

         18.1. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by (a) SFX if incurred for the account of SFX or the Buyer, or (b) the Seller if incurred for the account of the Seller or the Members. Notwithstanding the foregoing, the parties agree that
(i) SFX shall be responsible or all brokerage commissions owing to Richard Foreman, all real estate title costs and expenses, and all fees and expenses of Ernst & Young, (ii) the Seller shall be responsible for all real estate transfer taxes, and (iii) SFX and the Seller shall share equally all HSR Act filing fees.

         18.2. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

         If to the Seller or the Members:

              c/o Mugar Enterprises, Inc.
              222 Boylston Street
              Boston, Massachusetts 02116
              Fax: (617) 267-3535
              Attention:  David T. Ting

         with copies sent contemporaneously to:

              Victor J. Paci, Esq.
              Bingham Dana LLP
              150 Federal Street
              Boston, Massachusetts 02110
              Fax: (617) 951-8736

              Hemmie Chang, Esq.
              Ropes & Gray
              One International Place
              Boston, Massachusetts 02110
              Fax: (617) 951-7050

         If to SFX or the Buyer, to:

              SFX Entertainment, Inc.
              650 Madison Avenue
              New York, New York 10022
              Fax: (212) 486-4840

              Attention: Legal Department

         with a copy sent contemporaneously to:

              Michael Burroughs, Esq.
              Baker & McKenzie
              805 Third Avenue
              New York, New York 10022
              Fax: (212) 759-9133

         18.3. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         18.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the Commonwealth of Massachusetts.

         18.5. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto.

         18.6. Further Assurances. The Seller, the Buyer and SFX shall execute and deliver to all appropriate other parties such other instruments as may be reasonable required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonable required to carry out the transactions contemplated by this Agreement.

         18.7. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Seller, the Members and the Buyer and SFX, and their respective equity holders, any rights or remedies under or by reason of this Agreement.

         18.8. Knowledge. Whenever the phrase "to the knowledge of the Seller," "to the knowledge of the Buyer," or another similar qualification, is used herein, the relevant knowledge is limited solely to the actual knowledge of the Seller or the Buyer, as the case may be.

         18.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18.10. Satisfaction of Conditions Precedent. The Seller, the Buyer and SFX will use their reasonable efforts in good faith to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 18.10 shall obligate either party hereto to waive any right or condition under this Agreement.

         18.11. Public Statements or Releases. Except as other required by applicable law, the parties hereto each agree that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions contemplated hereby or any negotiations or discussions related thereto or hereto, provided without first obtaining the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Each of the parties hereto further agrees to provide written notice to the other parties to this Agreement, immediately upon the knowledge thereof, of any obligation under applicable law to make, issue or release any such public announcement, statement or acknowledgment.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                     Schedule A

                               MEMBERS OF SELLER

1.    MUGAR MLW LLC, a Massachusetts limited liability company

2.    TIME TRUST ASSOCIATES JOINT VENTURE, a Massachusetts general partnership

3.    NEXT TRUST, a Massachusetts business trust with transferable shares

4. HARBORLIGHTS PAVILION TRUST, a Massachusetts business trust with transferable shares

5. DLC BUSINESS TRUST, a Massachusetts business trust with transferable shares

6.    ANDREW TRUST LLC, a Massachusetts limited liability company

7.    SHERMAN WOLF, individually

8. ORPHEUM MANAGEMENT TRUST, a Massachusetts business trust with transferable shares

9. BLACK & COPPER TRUST, a Massachusetts business trust with transferable shares

10.   DONALD F. LAW, JR., individually

11. GREAT WOODS TRUST, a Massachusetts business trust with transferable shares

                                                                     Schedule B

                    OWNERSHIP OF SELLER MEMBERSHIP INTERESTS

                  MEMBER                     PERCENTAGE OWNERSHIP        PRO RATA SHARE
                  ------                     --------------------        --------------
1.   MUGAR MLW LLC                          50.0% Class A Interest           50.0%

2.   TIME TRUST ASSOCIATES JOINT VENTURE    24.495% Class B Interest        24.495%

3.   NEXT TRUST                             16.465% Class B Interest        16.465%

4.   HARBORLIGHTS PAVILION TRUST            5.38% Class B Interest           5.38%

5.   DLC BUSINESS TRUST                     2.485% Class B Interest          2.485%

6.   ANDREW TRUST LLC                       .385% Class B Interest           .385%

7.   SHERMAN WOLF, individually             .385% Class B Interest           .385%

8.   ORPHEUM MANAGEMENT TRUST               .25% Class B Interest             .25%

9.   BLACK AND COPPER TRUST                 .11% Class B Interest             .11%

10.  DONALD F. LAW, JR., individually       .04% Class B Interest             .04%

11.  GREAT WOODS TRUST                      .005% Class B Interest           .005%

TOTAL:                                      100.00%                         100.00%

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

                                            SELLER:

                                            BLACKSTONE ENTERTAINMENT, LLC

                                            By:    /s/ Donald F. Law, Jr.
                                               -------------------------------
                                            Name:  Donald F. Law, Jr.
                                                 -----------------------------
                                            Title: Manager and C.E.O.
                                                  ----------------------------

                                            BUYER:

                                            DLC ACQUISITION CORP.

                                            By:    /s/ Robert F.X. Sillerman
                                               -------------------------------
                                            Name:  Robert F.X. Sillerman
                                                 -----------------------------
                                            Title:
                                                  ----------------------------

                                            SFX:

                                            SFX ENTERTAINMENT, INC.

                                            By:    /s/ Robert F.X. Sillerman
                                               -------------------------------
                                            Name:  Robert F.X. Sillerman
                                                 -----------------------------
                                            Title: Executive Chairman
                                                  ----------------------------

                                            MEMBERS (for the limited purposes
                                            set forth in this Agreement):


                                            MUGAR MLW LLC

                                            By:    /s/ David G. Mugar
                                               -------------------------------
                                            Name:  David G. Mugar
                                                 -----------------------------
                                            Title: Member
                                                  ----------------------------

                                            TIME TRUST ASSOCIATES JOINT
                                            VENTURE

                                            By:    /s/ Sherman M. Wolf
                                               -------------------------------
                                            Name:  Sherman M. Wolf
                                                 -----------------------------
                                            Title: Trustee/Partner
                                                  ----------------------------

                                            NEXT TRUST

                                            By:    /s/ Sherman M. Wolf
                                               -------------------------------
                                            Name:  Sherman M. Wolf
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------

                                            HARBORLIGHTS PAVILION TRUST

                                            By:    /s/ Sherman M. Wolf
                                               -------------------------------
                                            Name:  Sherman M. Wolf
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------

                                            DLC BUSINESS TRUST

                                            By:    /s/ Donald F. Law, Jr.
                                               -------------------------------
                                            Name:  Donald F. Law, Jr.
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------

                                            ANDREW TRUST LLC

                                            By:    /s/ Donald F. Law, Jr.
                                               -------------------------------
                                            Name:  Donald F. Law, Jr.
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------

                                            /s/ Sherman M. Wolf
                                            ----------------------------------
                                            Sherman Wolf, individually

                                            ORPHEUM MANAGEMENT TRUST

                                            By:    /s/ Donald F. Law, Jr.
                                               -------------------------------
                                            Name:  Donald F. Law, Jr.
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------

                                            BLACK AND COPPER TRUST

                                            By:    /s/ Donald F. Law, Jr.
                                               -------------------------------
                                            Name:  Donald F. Law, Jr.
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------

                                            By:    /s/ Donald F. Law, Jr.
                                               -------------------------------
                                            Donald F. Law, Jr., individually


                                            GREAT WOODS TRUST

                                            By:    /s/ Sherman M. Wolf
                                               -------------------------------
                                            Name:  Sherman M. Wolf
                                                 -----------------------------
                                            Title: Trustee
                                                  ----------------------------